Third Amended & Restated
Schedule C
to the
Inbound Call Management and Fulfillment Services Agreement
by and between
Stewart Capital Mutual Funds
and
UMB Distribution Services, LLC

FEE SCHEDULE

[Schedule of Fees and Expenses Redacted]

STEWART CAPITAL MUTUAL FUNDS
(“the Trust”)

By:	/s/ Malcolm Polley
Malcolm Polley
President

UMB DISTRIBUTION SERVICES, LLC
(“Distributor”)

By:	/s/ Maureen A. Quill
Maureen A. Quill
President